Exhibit 99.1

NEI Announces Financial Results for the Second Quarter of Fiscal 2008

CANTON, Mass.--(BUSINESS WIRE)--NEI (NASDAQ: NENG), a leading provider of server appliance products and services for storage, security and communications software vendors, today reported financial results for its fiscal second quarter ended March 31, 2008.

Second Quarter Financial Performance

  Net revenues of $55.2 million, an increase of 88% percent compared to $29.3 million in the fiscal second quarter of 2007, in line with guidance of $54 million to $58 million. The increase in net revenues for the second quarter of 2008 was primarily due to the acquisition of Alliance Systems, Inc. in October 2007.
  Gross profit of 16.1 percent of net revenues compared to 20.8 percent in the fiscal second quarter of 2007, below guidance of 17 percent to 18 percent.
  Operating expenses were $8.7 million, or 15.8 percent of net revenues, including $410,000 of stock-based compensation expense, $501,000 of amortization of acquired intangible assets and $175,000 of restructuring charges. Operating expenses were below guidance of between $9.1 million to $9.6 million. Operating expenses compared to $6.2 million, or 21.1 percent of net revenues, which included $608,000 of stock-based compensation, in the fiscal second quarter of 2007.
  Operating income increased to $197,000 compared to an operating loss of $84,000 in the fiscal second quarter of 2007.
  Net income on a GAAP basis was $300,000, or $0.01 per share, which included $456,000 of stock-based compensation charges, $501,000 of amortization expenses and $175,000 of restructuring charges, at the low end of guidance of $300,000 to $900,000, including an estimated $610,000 of stock-based compensation expense and $485,000 of amortization expenses. Net income on a GAAP basis compared to net income of $365,000, or $0.01 per share, in the second fiscal quarter of 2007.
  Non-GAAP net income, which excludes the stock-based compensation, amortization expense and restructuring charges, was $1.4 million, or $0.03 per share, at the low end of guidance of between $1.4 million and $2.0 million. Non-GAAP net income compared to $1 million, or $0.02 per share, in the second fiscal quarter of 2007.

“During the second fiscal quarter, we made good progress in important areas of our business and reported revenues in line with our expectations,” said Greg Shortell, President and Chief Executive Officer of NEI. “However, we saw many customers place orders at the low end of their forecasts as they experienced instances of delayed buying decisions and deferred purchases from their customers, which we believe are tied to a difficult macro economic environment. In addition, our gross margin was below our expectations primarily related to lower average sell prices based on customer and product mix. Despite the revenue and margin results, we continued to effectively manage our expenses, which enabled us to report profitability and generate $3.6 million in cash for the quarter.”

During the second fiscal quarter, NEI added 11 new appliance design wins, which enabled the Company to exceed its goal of 20 design wins for the first half of the fiscal year. Approximately half of the appliance design wins were with customers with run-rate businesses, which are expected to shorten the amount of time needed for the Company to begin to generate revenue from those engagements. NEI also made continued progress with its integration of Alliance Systems, which remains on track with the Company’s plans.

Mr. Shortell concluded, “While we are very cautious regarding a continued challenging economy, we are also optimistic about the long-term success of our business due to the strength of our value proposition to customers, larger scale, broader capabilities, and value added services. Particularly in difficult times, an appliance strategy that lowers the total cost of ownership for users becomes increasingly compelling for independent software vendors, especially when it can help them reduce costs through outsourcing. Moving forward, our core strategy remains focused on growing and diversifying revenue by expanding our customer base, developing innovative services and technical capabilities for customers, and carefully managing expenses to maximize profitability.”

Business Outlook

NEI currently anticipates the following results for its fiscal 2008 third quarter ending June 30, 2008 based on current forecasts from certain partners and historical trends.

  Net revenues in the range of $50 million to $54 million.
  Gross profit in the range of 15 percent to 16 percent of net revenues.
  Operating expenses between $8.0 million and $8.5 million, including an estimated $450,000 of stock-based compensation expense and estimated amortization of intangible assets of $485,000 related to the acquisition of Alliance Systems.
  Net income (loss) on a GAAP basis between $(300,000) and $300,000.
  Net income on a non-GAAP basis between $700,000 and $1.3 million, which excludes an estimated $500,000 stock-based compensation expense and the estimated amortization of identifiable intangible assets of $485,000.

“Our expectations for revenue performance are based on forecasts and historical trends we see in our indirect model and reflect the potential effects of the economic environment," stated Doug Bryant, Chief Financial Officer. “Our gross margins for the third quarter are expected to be lower than our second quarter primarily due to anticipated revenue volume and customer mix. We will continue our work to identify areas for cost savings related to expense controls and operational efficiencies to enable us to effectively manage our business.”

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call at 10:00 a.m. (ET) today, May 1, to discuss the Company's operating performance and financial outlook. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial (888) 211-4624 or (913) 312-0636 and reference “NEI.” For those who cannot access the live broadcast, a replay will be available by dialing (888) 203-1112 or (719) 457-0820 and entering “4313336” from two hours after the end of the call until 11:59 p.m. (ET) on May 8, 2008. The replay will also be available at the NEI web site.

Important Information About Non-GAAP References

References by NEI (the "Company") to non-GAAP net income or loss and non-GAAP per share information refer to net income or loss or per share information excluding stock-based compensation expense, amortization of intangible assets and restructuring charges. GAAP requires that these expenses and charges be included in determining net income or loss and per share information. The Company's management uses non-GAAP operating expenses, and associated non-GAAP net income or loss (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company's functional organizations since they are episodic in nature and unrelated to its core operating metrics. In addition, the Company's management excludes the financial statement effect of these items in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses. Lastly, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company's results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors' overall understanding of the Company's results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income or loss should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company's results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI appliances ease deployment and enhance the manageability and security of software applications. Our heritage of providing product and service technologies tailored to support the entire lifecycle of our customers' appliances has made us the appliance partner of choice for software market leaders. Founded in 1997, NEI is headquartered in Canton, Massachusetts, and trades on the NASDAQ exchange under the symbol NENG. For more information about the Company's products and services, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company's future financial performance, including statements regarding future net revenues, gross profits, operating expenses including stock-based compensation expenses, amortization of intangible assets, net income (loss), non-GAAP net income, and any other statements about NEI's management's future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2007 and the most recent Form 10-Q for the quarter ended December 31, 2007 under the section "Risk Factors" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

NEI
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007

Net revenues	$ 55,174	$ 29,305	$ 109,514	$ 56,543
Cost of revenues	46,275	23,215	90,875	45,220

Gross profit	8,899	6,090	18,639	11,323

Operating expenses:
Research and development	2,318	2,410	4,688	4,403
Selling and marketing	2,948	1,810	6,065	3,540
General and administrative	2,935	1,954	5,580	4,015
Amortization of intangible assets	501	-	921	-

Total operating expenses	8,702	6,174	17,254	11,958

Income (loss) from operations	197	(84)	1,385	(635)
Interest and other income, net	142	462	266	909

Income before income taxes	$ 339	$ 378	$ 1,651	$ 274
Provision for income taxes	39	13	110	23

Net income	$ 300	$ 365	$ 1,541	$ 251

Net income per share - basic	$ 0.01	$ 0.01	$ 0.04	$ 0.01

Net income per share - diluted	$ 0.01	$ 0.01	$ 0.03	$ 0.01

Shares used in computing basic net income per share	44,009	40,735	43,833	40,339
Shares used in computing diluted net income per share	44,306	41,438	44,169	41,251

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended		Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007

Cost of revenues	$ 46	$ 40	$ 100	$ 80
Research and development	162	300	412	580
Selling and marketing	66	67	161	167
General and administrative	182	241	370	433

	$ 456	$ 648	$ 1,043	$ 1,260

NEI
Non-GAAP Financial Measures and Reconciliations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007

GAAP net income	$ 300	$ 365	$ 1,541	$ 251
Amortization of intangible assets	501	-	921	-
Restructuring charges	175	-	175	-
Stock-based compensation	456	648	1,043	1,260

Non-GAAP net income	$ 1,432	$ 1,013	$ 3,680	$ 1,511

GAAP basic net income per share	$ 0.01	$ 0.01	$ 0.04	$ 0.01
Amortization of intangible assets	0.01	-	0.02	-
Restructuring charges	-	-	-	-
Stock-based compensation	0.01	0.01	0.02	0.03

Non-GAAP basic net income per share	$ 0.03	$ 0.02	$ 0.08	$ 0.04

GAAP diluted net income per share	$ 0.01	$ 0.01	$ 0.03	$ 0.01
Amortization of intangible assets	0.01	-	0.02	-
Restructuring charges	-	-	-	-
Stock-based compensation	0.01	0.01	0.02	0.03

Non-GAAP diluted net income per share	$ 0.03	$ 0.02	$ 0.07	$ 0.04

Shares used in computing GAAP and non-GAAP basic net income per share	44,009	40,735	43,833	40,339

Shares used in computing GAAP and non-GAAP diluted net income per share	44,306	41,438	44,169	41,251

NEI
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2008	September 30, 2007
ASSETS

Current assets:

Cash and cash equivalents	$ 11,838	$ 44,403
Restricted cash	47	247
Accounts receivable, net	29,581	17,511
Income tax receivable	2,820	-
Inventories	17,824	10,175
Prepaid expenses and other current assets	2,180	1,077

Total current assets	64,290	73,413

Property and equipment, net	1,937	1,128
Intangible assets	10,854	-
Goodwill	8,333	-
Contingently returnable acquisition consideration	4,022	-
Other assets	321	281

Total assets	$ 89,757	$ 74,822

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable	$ 12,277	$ 10,189
Accrued liabilities	5,794	5,001
Deferred revenue	5,136	2,839

Total current liabilities	23,207	18,029

Deferred revenue	2,353	1,285

Total liabilities	25,560	19,314

Stockholders' equity:
Common stock	465	436
Treasury stock	(2,838)	(2,838)
Additional paid-in capital	194,124	187,005
Accumulated deficit	(127,554)	(129,095)

Total stockholders' equity	64,197	55,508

Total liabilities and stockholders' equity	$ 89,757	$ 74,822

CONTACT:
Financial Dynamics
Bob Joyce/Caren Barbara
212-850-5600